Exhibit 99.1

CatchMark Completes $79.3 Million Sale of Southwest Timberlands

ATLANTA - December 3, 2018 - CatchMark Timber Trust, Inc. (NYSE: CTT) announced today that it had completed the sale of approximately 56,000 acres of timberlands in Texas and Louisiana - the Southwest Region - to Forest Investment Associates (FIA) for $79.3 million. As part of the transaction, CatchMark retains approximately 280,000 tons of merchantable inventory (50% sawtimber/50% pulpwood) to be harvested over the next 18 to 24 months. The per-acre sales price was $1,533, including the timber reservations.
Jerry Barag, CatchMark’s President and CEO, said: “As a part of a series of coordinated transactions, the Southwest Region sale has enabled CatchMark to recycle capital and diversify our revenue streams, strengthening our capital position, and advancing our future growth track. We have reduced regional exposure in East Texas, after investing in 1.1 million acres of extremely high-quality timberlands through the Triple T joint venture, and redeployed capital into 18,100 acres of prime Pacific Northwest timberlands through the Bandon acquisition - both transactions completed during the summer. Proceeds from the Southwest Region sale are being used to repay debt incurred to fund the Triple T and Bandon investments.”
The Southwest Region portfolio, located across counties in East Texas and western Louisiana, was acquired by CatchMark in four separate transactions during 2014 and 2015.
About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded timberland REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed real estate sales. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in over 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.

* As of September 30, 2018
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Contacts

Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com